As filed with the Securities and Exchange Commission on December 11, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVOLON HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Oval, Building 1 Shelbourne Road Ballsbridge Ireland	Dublin 4
(Address of Principal Executive Offices)	(Zip Code)

Avolon Equity Incentive Plan 2014

(Full title of the plan)

Puglisi & Associates

850 Library Avenue, Suite 204

P.O. Box 885, Newark, Delaware 19711

(Name and address of agent for service)

(302) 738-6680

(Telephone number, including area code, of agent for service)

With a copy to:

Jennifer A. Bensch, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000 (Phone)

(212) 310-8007 (Fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common shares, par value $0.000004 per share	2,350,399	$23.00	$54,059,177	$6,282

(1)	The common shares to be registered are issuable under the Avolon Equity Incentive Plan 2014. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover such additional common shares as may be offered or issued by reason of any share splits, share dividends, recapitalizations or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on a price of $23.00 per share, the high-point of the estimated price range per common share for the Registrant’s proposed initial public offering (the “IPO”).

EXPLANATORY NOTE

This Registration Statement registers common shares (“Common Shares”) of Avolon Holdings Limited (the “Registrant”) that may be issued and sold under the Avolon Equity Incentive Plan 2014 (the “Plan”).

PART I

The information specified in Items 1 and 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

•	The Registrant’s prospectus contained in the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-196620), as amended, in which there is set forth the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

•	The description of the Registrant’s Common Shares set forth under the heading “Description of Share Capital” in the Registrant’s prospectus, which constitutes a part of the Registrant’s Registration Statement on Form F-1 (Reg. No. 333-196620), as amended, and which is incorporated by reference into the Form 8-A filed with the Securities and Exchange Commission on December 3, 2014, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s memorandum and articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or wilful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Registrant, or (c) any claims or rights of action to recover any gain, personal profit, or other advantage to which the director or officer is not legally entitled.

The Registrant intends to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements will provide the directors and executive officers with contractual rights to indemnification, expense advancement and reimbursement, subject to certain exceptions contained in those agreements.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Memorandum and Articles of Association.

4.2	Avolon Equity Incentive Plan 2014.

5.1	Opinion of Maples and Calder.

23.1	Consent of KPMG, independent registered public accounting firm.

23.2	Consent of KPMG, independent registered public accounting firm.

23.3	Consent of Maples and Calder (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on December 11, 2014.

AVOLON HOLDINGS LIMITED

By:	/s/ Dómhnal Slattery

Name:	Dómhnal Slattery
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Dómhnal Slattery and Andy Cronin, each, acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all post-effective amendments and registration statements), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 11, 2014.

Signature	Title

/s/ Dómhnal Slattery Dómhnal Slattery	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Andy Cronin Andy Cronin	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Caspar Berendsen Caspar Berendsen	Director

/s/ Hamid Biglari Hamid Biglari	Director

/s/ Margaret Cannella Margaret Cannella	Director

/s/ Maxim Crewe Maxim Crewe	Director

/s/ John Higgins John Higgins	Director

/s/ Douglas M. Kaden Douglas M. Kaden	Director

/s/ Denis Nayden Denis Nayden	Chairman and Director

Signature	Title

/s/ Gary Perlin Gary Perlin	Director

/s/ Peter Rutland Peter Rutland	Director

/s/ Kamil Salame Kamil Salame	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Avolon Holdings Limited in the City of Newark, Delaware on December 11, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi

Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Memorandum and Articles of Association.

4.2	Avolon Equity Incentive Plan 2014.

5.1	Opinion of Maples and Calder.

23.1	Consent of KPMG, independent registered public accounting firm.

23.2	Consent of KPMG, independent registered public accounting firm.

23.3	Consent of Maples and Calder (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page).